Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by in the Registration Statement on Form S-4 of Tempus Applied Solutions Holdings, Inc. of: (i) our report dated March 14, 2014, with respect to the audit of the balance sheets of Chart Acquisition Corp. as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended; and (ii) to the reference to our firm under the headings “Change in Auditors”, “Fees Billed by our Independent Registered Public Accounting Firm During Fiscal 2012 and 2013” and “Experts” in the prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

June 10, 2015